Exhibit 3.1

CACHET FINANCIAL SOLUTIONS, INC.

SERIES B CONVERTIBLE PREFERRED STOCK

CERTIFICATE OF DESIGNATION
OF PREFERENCES, RIGHTS AND LIMITATIONS

(Pursuant to Section 151 of the Delaware General Company Law)

THE UNDERSIGNED, the Chief Financial Officer and Executive Vice President of Cachet Financial Solutions, Inc., a Delaware corporation (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company and in accordance with the provisions of Section 151 of Delaware General Corporation Law, the Board of Directors of the Company as of February 2, 2015, has adopted the following resolution creating a series of capital stock designated as the Series B Convertible Preferred Stock:

RESOLVED: that, pursuant to the authority vested in the Board of Directors of the Company, a series of convertible preferred stock, $0.0001 par value per share, to be entitled “Series B Convertible Preferred Stock” of the Company is hereby created and designated.  The number of shares of Series B Stock shall be 2,500,000.  The voting powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

1.                                      Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” has the meaning set forth in Section 6(e).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents shall have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount at the Closing and (ii) the Company’s obligations to deliver the Securities at the Closing shall have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including without limitation any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Conversion Conditions” means all of the following conditions: (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any; (b) either (i) there is an effective Resale Registration Statement pursuant to which the Holders are permitted to utilize the prospectus contained therein to resell all of the Underlying Shares permitted by the Commission to be included thereunder and resold pursuant thereto (subject, however, to the cutback provisions contained in the Purchase Agreement pertaining to the Resale Registration Statement) or (ii) all of the Underlying Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company (the requirements of this clause (b)(ii) being determined severally on a Holder-by-Holder basis); (c) the Common Stock is trading on a Trading Market; and (d) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the Underlying Shares.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(c).

“Conversion Shares” means, collectively, the shares of Common Stock issued and issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“DGCL” means the Delaware General Corporation Law.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means the Persons who hold the Series B Preferred Stock at any given time.

“Junior Securities” means the Common Stock and all other securities of the Company, other than the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and any other securities which are explicitly senior or pari passu to the Series B Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Minnesota Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock (including when such certificates are issued or how they are dated).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or about February 2, 2015, by and among the Company and the original Holders, as the same may be amended, modified or supplemented from time to time in accordance with its terms.  “Purchase Agreement” also includes any subsequently dated agreements in substantially identical form for the purchase and sale of Series B Preferred Stock.

“Resale Registration Statement” means one or more registration statements that registers the resale of some or all of the Underlying Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements set forth in the Purchase Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Securities” means the Series B Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” means the Series B 8% Convertible Preferred Stock of the Company.

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Series B Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date of the Purchase Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the tiers of the OTC Markets (e.g., OTCQX or OTCQB), including any successors to any of the foregoing.

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series B Preferred Stock, issued and issuable in lieu of the cash payment of dividends on the Series B Preferred Stock in accordance with the terms of this Certificate of Designation, and the Warrant Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board or the OTC Markets), the daily volume-weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board or the OTC Markets, the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors.

“Warrants” means the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with the Purchase Agreement, which Warrants have a term of exercise expiring five years from the applicable Closing, in the form attached to the Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

2.                                      Designation, Amount and Par Value.  The series of preferred stock created hereunder shall be designated as its Series B 8% Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 2,500,000 (which shall not be subject to increase without the written consent of the Holders of at least a majority of the then-issued and outstanding Series B Preferred Stock).  Each share of Series B Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to the price paid to the Company for such share (the “Stated Value”).

3.                                      Dividends.

(a)                                 Dividends in Cash or in Kind.  Holders shall be entitled to receive, and the Company shall pay, subject to the provisions of the DGCL and legally available funds therefor, dividends at the rate per share (as a percentage of the Stated Value per share) of 8.0% per annum.  Such dividends shall be payable quarterly on March 31, June 30, September 30 and December 31, beginning on the first such date after the Original Issue Date and on each Conversion Date (with respect only to Series B Preferred Stock being converted) (each such date, a “Dividend Payment Date,” provided that if the Dividend Payment Date is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day thereafter), at the option of the Company, (1) in cash out of legally available funds or (2) in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or (3) a combination of cash and Common Stock.  In the case of payment by the Company of dividends in the form of shares of Common Stock, the Common Stock shall be valued solely for such purpose at the average of the VWAPs for the 30 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date or Conversion Date.  Dividends paid in cash or through the issuance of Common Stock shall be paid to Holders no later than five Business Days after a Dividend Payment Date.

(b)                                 Dividend Calculations.  Dividends on the Series B Preferred Stock shall be calculated on the basis of actual days elapsed during a 365-day year, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(d)(i) and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date.  Dividends shall cease to accrue with respect to any Series B Preferred Stock converted, provided that the Company actually delivers the Conversion Shares within the time period required by Section 6(d)(i).  Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series B Preferred Stock held by each Holder on such Dividend Payment Date.

(c)                                  Other Securities.  So long as any Series B Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series B Preferred Stock remain unpaid.

4.                                      Voting Rights.  Each outstanding share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible pursuant hereto as of the applicable record date for the vote of stockholders.  Each holder of outstanding shares of Series B Preferred Stock shall be entitled to notice of any stockholder meeting in accordance with the bylaws of the Company and shall vote with holders of the Common Stock and Series A Preferred Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding only those matters required to be submitted to a class or series vote pursuant to the terms hereof or the terms of the certificate of designation for the Series A Preferred Stock, or by law.  The Holders of shares of Series B Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote.

5.                                      Liquidation.  For purposes of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Series A Preferred Stock and Series B Preferred Stock shall be pari passu.  Upon any Liquidation, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series B Preferred Stock, before any distribution or payment shall be made to the holders of any Junior Securities, and shall not participate with the holders of Common Stock or other Junior Securities thereafter.  If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

6.                                      Conversion.

(a)                                 Conversions at Option of Holder.  Each share of Series B Preferred Stock and accrued but unpaid dividends thereon shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series B Preferred Stock (plus accrued but unpaid dividends thereon, if being converted) by the Conversion Price.  Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted (and whether any accrued but unpaid dividends thereon are being converted), the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Company (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, then the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed given hereunder.  To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series B Preferred Stock to the Company unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue.  Shares of Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)                                 Mandatory Conversion.

(i)                                     At the option of the Company, after all of the Company Conversion Conditions shall have been satisfied, each share of Series B Preferred Stock shall be convertible, at any time, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series B Preferred Stock by the Conversion Price.  At the option of the Company, conversion under this Section 6(b)(i) may include the conversion of accrued but unpaid dividends.  The Company shall exercise its right to mandatorily convert the Series B Preferred Stock under this Section by providing the Holders with written notice at least 48 hours prior to the effective date of conversion; or

(ii)                                  Upon the affirmative vote or written consent of the Holders of at least 75% of the then-issued and outstanding shares of Series B Preferred Stock, all shares of Series B Preferred Stock will be converted into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series B Preferred Stock by the Conversion Price.  At the option of the Holders, conversion under this Section 6(b)(ii) may include the conversion of accrued but unpaid dividends.

(c)                                  Conversion Price.  The conversion price for the Series B Preferred Stock shall equal $1.15, subject to adjustment as provided herein (the “Conversion Price”).

(d)                                 Mechanics of Conversion.

(i)                                     Delivery of Certificate Upon Conversion.  Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder one or more certificate or certificates representing the Conversion Shares.  On or after the earlier of the six-month anniversary of the date of issuance the Series B Preferred Stock being converted, such certificates shall not contain a restrictive legend under the Securities Act so long as (i) the Holder shall have delivered a representation letter to the Company in form and substance satisfactory to the Company (which letter includes a representation by the Holder that the Conversion Shares are being sold pursuant to Rule 144) or (ii) a Resale Registration Statement covering the resale of such Conversion Shares is then effective.  On or after the 12-month anniversary of the date of the issuance of the Series B Preferred Stock being converted, the Company shall, upon the request of the Holder, use commercially reasonable efforts to deliver any Conversion Shares to be delivered by the Company under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii)                                  Failure to Deliver Certificates.  If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Series B Preferred Stock certificate delivered to the Company, if any, and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

(iii)                               Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock and payment of dividends on the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series B Preferred Stock), that number of shares of the Common Stock as shall be issuable upon the conversion of all then-outstanding shares of Series B Preferred Stock without regard to the limitations on conversion contained in Section 6(e) below.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(iv)                              Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(v)                                 Transfer Taxes and Expenses.  The issuance of certificates for shares of the Common Stock on conversion of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  The Company shall pay all transfer agent fees required for processing of any Notice of Conversion.

(e)                                  Beneficial Ownership Limitations.  The Company shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation, as defined below.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining unconverted Stated Value of Series B Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company that are subject to a limitation on conversion or exercise analogous to the limitation contained herein (including without limitation the Warrants) beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.

For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares upon conversion of Series B Preferred Stock by the applicable Holder.  Upon no fewer than 61 days’ prior written notice to the Company, a Holder may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series B Preferred Stock, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares upon conversion of the Series B Preferred Stock held by such Holder and the provisions of this Section shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder.  The limitations contained in this paragraph shall apply to a successor holder of Series B Preferred Stock.

7.                                      Certain Adjustments and Covenants; Notices Required.

(a)                                 Stock Dividends and Stock Splits.  If the Company, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Junior Securities (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of a dividend on, the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction, the numerator of which fraction shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and the denominator of which fraction shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)                                 Fundamental Transaction.  Subject to the ultimate sentence in this paragraph, if, at any time while the Series B Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and such offer been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reclassification under Section 7(a) above), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including without limitation a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (collectively, the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Preferred Stock following such Fundamental Transaction.

(c)                                  Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(d)                                 Required Notices to Holders.

(i)                                     Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)                                  Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special non-recurring cash dividend on the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the Liquidation of the Company or a Fundamental Transaction, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series B Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least ten calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

8.                                      Negative Covenants.  So long as any shares of Series B Preferred Stock are outstanding, the Company shall not take any of the following corporate actions (whether by merger, consolidation or otherwise), without first obtaining the approval (whether at a meeting called for such purpose or through written action or consent) of the Holders of at least a majority of the voting power of the Series B Preferred Stock: (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock; (ii) alter or change the rights, preferences or privileges of any then-outstanding shares of capital stock of the Company in any manner that materially and adversely affects the Series B Preferred Stock; or (iii) authorize or create any class of capital stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to, or otherwise pari passu with, the Series B Preferred Stock.

9.                                      General Provisions.

(a)                                 Giving of Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including without limitation any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, Attention: Chief Financial Officer, facsimile number (952) 698-6999, or such other facsimile number or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Minneapolis time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (Minneapolis time) on any Trading Day, (iii) the third Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)                                 Lost or Mutilated Series B Preferred Stock Certificate.  If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

(c)                                  Transfers.  Shares of Series B Preferred Stock may be transferred on the Company’s books and records only (i) pursuant to a written assignment or stock power, or other suitable instrument of conveyance, in form and substance satisfactory to the Company in its reasonable discretion, and (ii) after the Company’s receipt of a legal opinion, in form and substance satisfactory to the Company in its reasonable discretion, that such transfer will be conducted either pursuant to an effective registration thereof under the Securities Act or pursuant to an applicable exemption from the such registration requirements (including the registration or qualification requirements of any applicable state securities laws).  Absent compliance with the provisions of this Section, the Company shall not be obligated to recognize any transfer of Series B Preferred Stock.

(d)                                 Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to conflicts-of-law principles thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents shall be commenced in the state and federal courts sitting in the City of Minneapolis, Minnesota (the “Minnesota Courts”).  By purchasing or accepting any shares of Series B Preferred Stock, each Holder hereby irrevocably submits to the exclusive jurisdiction of the Minnesota Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Minnesota Courts, or such Minnesota Courts are improper or inconvenient venue for such proceeding.  Each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Person at the address in effect for notices to it as specified herein, and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.  Each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)                                  Waiver.  Other than the restrictions set forth in Section 6(e), which can be waived, as to a particular original purchaser of Series B Preferred Stock and its affiliates, pursuant to a writing signed by the Company and such original purchaser of Series B Preferred Stock and delivered prior to the consummation of a purchase of the Series B Preferred Stock, no provision of this Certificate of Designation may be waived, modified, supplemented or amended except in a written instrument signed by the Company and approved by the Holders of a majority of the then-outstanding shares of Series B Preferred Stock.  Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.

(f)                                   Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(g)                                  Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)                                 Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i)                                     Status of Converted or Redeemed Series B Preferred Stock.  Shares of Series B Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but undesignated and unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned as executed this Certificate of Designation as of February 2, 2015.

CACHET FINANCIAL SOLUTIONS, INC.

DARIN P. MCAREAVEY
Chief Financial Officer and
Executive Vice President

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER
IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned hereby irrevocably elects to convert the number of shares of Series B 8% Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share, of Cachet Financial Solutions, Inc., a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below.  If shares of common stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company in accordance with the Purchase Agreement.  No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933.

Conversion Calculations:

Conversion Date:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Stated Value of shares of Series B Preferred Stock to be Converted:

Number of Conversion Shares to be Issued:

Conversion Price:

Number of shares of Series B Preferred Stock owned after Conversion:

Address for Delivery:

Or

DWAC Instructions — Broker no:	Account no:

SIGNATURE of HOLDER:

By:
Name:
Title: